As filed with the Securities and Exchange Commission on July 28, 2023
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation or organization) 165 Madison Avenue Memphis Tennessee (Address of principal executive offices)	62-0803242 (I.R.S. Employer Identification No.) 38103 (zip code)

FIRST HORIZON CORPORATION
DEFERRED COMPENSATION PLAN
(Full title of the plan)

Clyde A. Billings, Jr.
Senior Vice President, Assistant General Counsel, and Corporate Secretary
First Horizon Corporation
165 Madison Avenue
Memphis, TN 3810
(901) 523-5679
(Name, address, and telephone number, including area code, of agent for service)
With a copy to: John A. Niemoeller Senior Vice President, Counsel, and Assistant Corporate Secretary First Horizon Corporation 165 Madison Avenue Memphis, TN 3810 (901) 523-4170
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑ Accelerated filer ☐
Non-accelerated filer ☐ Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Filing History Related to the Plan

First Horizon Corporation (“FHN” or the “Registrant”) previously filed two registration statements on Form S-8 (No. 333-108738 and No. 333-212850) relating to the First Horizon Corporation Deferred Compensation Plan (as amended and restated to date, the “Plan”). Those older registration statements registered a total of $50,000,000 of deferred compensation obligations that may be offered and sold under the Plan. At the time this registration statement is filed, FHN has deregistered No. 333-108738.

FHN formerly was known as First Tennessee National Corporation and as First Horizon National Corporation. The Plan formerly was known as First Tennessee National Corporation Nonqualified Deferred Compensation Plan and as First Horizon National Corporation Deferred Compensation Plan.

FHN is filing this registration statement to register $75,000,000 of additional deferred compensation obligations that may be offered and sold under the Plan.

PART I

The Section 10(a) prospectus relating to the Plan is omitted from this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

As permitted by Instruction E to Form S-8, the contents of the following registration statement filed by FHN on Form S-8, as updated below, are incorporated herein by reference. That registration statement is: No. 333-212850, filed August 3, 2016, covering $20,000,000 of deferred compensation obligations under the Plan. An earlier registration statement pertaining to $30,000,000 of deferred compensation obligations under the Plan, No. 333-108738, has been deregistered by FHN.

In addition to the foregoing, the following information also is included in this registration statement:

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by FHN (File No. 001-15185) are incorporated herein by reference other than, in each case, documents (or information within such documents) deemed to have been furnished but not filed in accordance with Commission rules:

    (a) FHN’s Annual Report on Form 10-K for the year ended December 31, 2022 and its Quarterly Report on Form 10-Q for the period ended March 31, 2023; and

    (b) FHN’s Current Reports on Form 8-K filed on the following dates in 2023: January 25, February 10, April 26, May 4, June 27, and July 25.

All documents filed by FHN pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained

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herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

The securities being registered hereby represent deferred compensation obligations (the "Obligations") of the Registrant under the First Horizon Corporation Nonqualified Deferred Compensation Plan (as amended, the "Plan"). The securities represent contractual obligations of the registrant to pay or distribute to participants in the Plan compensation, the receipt of which the participants have elected to defer, as adjusted for notional investment experience, in accordance with the terms of the Plan. The Obligations may also represent amounts that the Registrant has elected to contribute to participants' accounts under the Plan, as adjusted for notional investment experience. All amounts credited to a participant's account are adjusted for earnings or losses based on notional investments in one or more mutual funds selected by the participant from a menu chosen by the plan administrator. The Obligations are payable in cash in a lump-sum distribution or in installments, in accordance with the terms of the Plan, upon participants' termination of employment (or, in the case of Directors, termination of service) for any reason, including but not limited to death, disability or retirement. Participants may also elect to have part or all of the Obligations payable as an in-service distribution on up to three dates occurring prior to any termination of employment (or, in the case of Directors, termination of service), which dates are selected by participants in accordance with the terms of the Plan. The Plan may be amended, modified or terminated at any time, provided that such amendment, modification or termination may not adversely affect benefits already accrued without the consent of the affected participants. There is no trading market for the Obligations.

The Obligations are unsecured general obligations of the Registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant. The Obligations are not subject in any manner, either voluntarily or involuntarily, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null, void and of no effect.

The Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The Registrant may establish a "rabbi trust" to serve as a source of funds from which it can satisfy the Obligations.

Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant. Assets of any rabbi trust will be subject to the claims of the Registrant's general creditors in the event of the Registrant's insolvency.

Item 5. Interests of Named Experts and Counsel

The validity of the deferred compensation obligations which may be issued pursuant to the Plan has been passed upon by John A. Niemoeller, Senior Vice President, Counsel, and Assistant Corporate Secretary of FHN. As of July 28, 2023, Mr. Niemoeller did not participate in, and had no deferral account or other interest under, the Plan or any other non-qualified deferred compensation plan of FHN. As of July 28, 2023, Mr. Niemoeller beneficially owned less than 1% of the outstanding shares of FHN’s

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common stock, including shares that he can acquire upon the vesting, exercise, or payment of outstanding stock awards and stock plan accounts, and beneficially owned no shares of any series of FHN’s preferred stock nor any related depositary shares.

Item 6. Indemnification of Directors and Officers

Tennessee Code Annotated Sections 48-18-501 through 48-18-509 authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. FHN has adopted the provisions of the Tennessee statute pursuant to Article Six of its Bylaws. In addition, FHN has a directors’ and officers’ liability insurance policy which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

Tennessee Code Annotated, Section 48-12-102, permits the inclusion in the charter of a Tennessee corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of the duty of care. FHN has adopted the provisions of the statute as Article 14 of its charter.

The shareholders of FHN have approved a provision in Article Six of FHN’s Bylaws pursuant to which FHN is required to indemnify each director and any officers designated by the Board of Directors, and advance expenses, to the maximum extent not prohibited by law. In accordance with the foregoing, the Board of Directors is authorized to enter into individual indemnity agreements with the directors and such officers. Such indemnity agreements have been approved for all directors and for certain officers.

Item 7. Exemption from Registration Claimed

Not applicable.

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Item 8. Exhibits

Exh. No.	Description
4.1	Amended and Restated Charter of First Horizon Corporation, incorporated herein by reference to Exhibit 3.1 to FHN’s Current Report on Form 8-K filed July 30, 2021
4.2	Articles of Amendment of the Restated Charter of FHN, related to the Series G Preferred Stock, incorporated herein by reference to Exhibit 3.1 to FHN’s Current Report on Form 8-K filed March 3, 2022
4.3
Bylaws of First Horizon Corporation, as amended and restated effective July 25, 2023, incorporated herein by reference to Exhibit 3.1 to the Corporation’s Current Report on Form 8-K filed July 25, 2023

4.4
Form of First Horizon National Corporation Deferred Compensation Plan As Amended and Restated [formerly known as the First Tennessee National Corporation Nonqualified Deferred Compensation Plan], incorporated herein by reference to Exhibit 10.1(c) to First Horizon’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007

4.5	Conformed copy of Amendment No. 1 to the First Horizon National Corporation Deferred Compensation Plan
5.1	Opinion and consent of John A. Niemoeller concerning the legality of the securities being registered hereunder
23.1	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney executed by certain directors and officers of the Registrant in connection with the Registration Statement
107	Calculation of Filing Fee Tables

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Filing Fee Tables" or "Calculation of Registration Fee" table, as applicable, in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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Provided, however, that:

(A) paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B-C) [not applicable].

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4-7) [not applicable].

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)-(g) [not applicable].

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on July 28, 2023.

FIRST HORIZON CORPORATION

By: /s/ Clyde A. Billings, Jr.
Clyde A. Billings, Jr.
Senior Vice President, Assistant General Counsel,
and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature*	Title	Date*	Signature*	Title	Date*
D. Bryan Jordan D. Bryan Jordan	President, Chief Executive Officer, Chairman of the Board, and a Director (principal executive officer)	*	Hope Dmuchowski Hope Dmuchowski	Senior Executive Vice President and Chief Financial Officer (principal financial officer)	*
Jeff L. Fleming Jeff L. Fleming	Executive Vice President and Chief Accounting Officer (principal accounting officer)	*	Harry V. Barton, Jr. Harry V. Barton, Jr.	Director	*
John N. Casbon John N. Casbon	Director	*	John C. Compton John C. Compton	Director	*
Wendy P. Davidson Wendy P. Davidson	Director	*	William H. Fenstermaker William H. Fenstermaker	Director	*
J. Michael Kenp, Sr. J. Michael Kenp, Sr.	Director	*	Rick E. Maples Rick E. Maples	Director	*
Vicki R. Palmer Vicki R. Palmer	Director	*	Colin V. Reed Colin V. Reed	Director	*
E. Stewart Shea, III E. Stewart Shea, III	Director	*	Cecelia D. Stewart Cecelia D. Stewart	Director	*
Rosa Sugrañes Rosa Sugrañes	Director	*	R. Eugene Taylor R. Eugene Taylor	Director	*

*By: /s/ Clyde A. Billings, Jr. July 28, 2023
Clyde A. Billings, Jr.
        As Attorney-in-Fact

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